UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 17, 2017
Cartesian, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34006 (Commission File Number)	48-1129619 (I.R.S. Employer Identification No.)

7300 College Boulevard, Suite 302
Overland Park, Kansas 66210
(Address of principal executive office)(Zip Code)

(913) 345-9315
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
On April 17, 2017, Cartesian, Inc. (the “Company”) entered into a letter agreement (the “Letter Agreement”) with Andrew Jim Kelley Glasspool, Stephen Mark Upton, Mobiflux, Gary Marshall, Lionel Tranchard and Jean-Marc Racine (collectively, the “Sellers”). The Letter Agreement relates to the prior acquisition by the Company of Farncombe France SARL and Farncombe Technology Limited (collectively, the “Farncombe Entities”) from the Sellers pursuant to the Share Purchase Agreement dated July 22, 2015 (the “Purchase Agreement”) among the Company and the Sellers. The letter agreement is effective as of April 4, 2017.
Under the Purchase Agreement, the purchase consideration for the capital stock of the Farncombe Entities included, in addition to consideration payable at Closing, cash payable after Closing upon determination of the net working capital of the Farncombe Entities (the “Deferred Consideration”) and the contingent right of Sellers to receive additional cash and shares of Company common stock pursuant to an earn-out (the “Earn-Out”) based upon the performance of the Farncombe Entities after Closing. The aggregate amount potentially payable pursuant to the Earn-Out consisted of cash in an amount up to £719,483 pounds sterling (approximately US$0.9 million based on an exchange rate of £1.000 = US$1.255 as of April 17, 2017) and up to 461,055 shares of Company common stock.
In the Letter Agreement, the parties agreed to a final determination of the Deferred Consideration, pursuant to which the Company agreed to pay to Sellers an additional amount equal to any amount received by the Company following the date of the Letter Agreement in respect of repayment of a loan of €50,000 (approximately US$53,000 based on an exchange rate of €1.000 = US$1.063 as of April 17, 2017) made to a third party by Farncombe Technology Limited prior to the closing under the Purchase Agreement. The parties also agreed that the Earn-Out target was expected to be achieved, and that the Company would pay 100% of the Earn-Out consideration described above to the Sellers no later than July 31, 2017. The Company also agreed in separate agreements that performance-based awards granted to two of the Sellers as employees of the Company based upon achievement of the Earn-Out would be paid in full.
The foregoing description of the Letter Agreement, which is attached hereto as Exhibit 2.1 and incorporated by reference herein, does not purport to be complete and is qualified in its entirety by reference to the Letter Agreement.

Item 3.02. Unregistered Sales of Equity Securities.

The information contained in Item 1.01 is hereby incorporated by reference into this Item 3.02.

The shares of Company common stock to be issued pursuant to the Earn-Out have not been registered under the Securities Act of 1933, as amended (“Securities Act”), in reliance on the exemption in Regulation S promulgated under the Securities Act and on the private offering exemption of Section 4(a)(2) of the Securities Act. The Company is issuing the shares of its common stock in a private offering to a limited number of Sellers who the Company believes are sophisticated, are located outside of the United States and are not "U.S. Persons." The Sellers agreed in the Purchase Agreement to customary restrictions on resale under applicable securities laws and additional resale restrictions specified in the Purchase Agreement.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
2.1	Letter Agreement, effective April 4, 2017, among Cartesian, Inc. and the Sellers referenced therein.
99.1	Press Release dated April 19, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CARTESIAN, INC.

By:	/s/ Peter H. Woodward
Peter H. Woodward Chief Executive Officer

Date: April 19, 2017

EXHIBIT INDEX

Exhibit No.	Description
2.1	Letter Agreement, effective April 4, 2017, among Cartesian, Inc. and the Sellers referenced therein.
99.1	Press Release dated April 19, 2017.